SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549


                                FORM N-8A


                       NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(a) OF THE
                      INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                    ___________________________________

                                  Name:

                          The Managers AMG Funds


Address of Principal Business Office (No. & Street, City, State, Zip Code):

                            40 Richards Avenue
                        Norwalk, Connecticut 06854


                 Telephone Number (including area code):

                              (203) 857-5321


            Name and Address of Agent for Services of Process:

                          Philip H. Newman, Esq.
                         Goodwin, Procter & Hoar LLP
                              Exchange Place
                             Boston, MA 02109

The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES  [X]                      NO  [ ]

                          ---------------------------
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                                 SIGNATURES




    Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston in the Commonwealth of Massachusetts on the 6th day of August, 1999.



                        The Managers AMG Funds



                        By: /s/ Sean M. Healey
                            ------------------
                             Name:     Sean M. Healey
                             Title:    President





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